                                  IOMED, INC.
                              3385 WEST 1820 SOUTH
                           SALT LAKE CITY, UTAH 84104
                            TELEPHONE (801) 975-1191

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 19, 1999

     The Annual Meeting of Shareholders of IOMED, Inc. (the "Company") will be held Friday, November 19, 1999, at 10:00 a.m. (Mountain Standard Time) at the Little America Hotel, located at 500 South Main Street, Salt Lake City, Utah 84101, to consider and take action upon the following matters:

     1. Election of two directors to serve a term of three years or until their successors are duly elected and qualified.

     2. Approval of an amendment to the Company's 1997 Share Incentive Plan to increase the number of shares reserved for issuance.

     3. Ratification of the appointment of Ernst & Young LLP as the Company's auditors for the fiscal year ending June 30, 2000.

     4. To act upon any other business that may properly come before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on October 1, 1999, as the record date for the determination of the shareholders entitled to vote at the meeting or any adjournment thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                  /s/ Robert J. Lollini
                                          Robert J. Lollini
                                          Secretary

October 1, 1999

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                                  IOMED, INC.
                              3385 WEST 1820 SOUTH
                           SALT LAKE CITY, UTAH 84104
                            TELEPHONE (801) 975-1191

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 19, 1999

                            ------------------------

                     SOLICITATION AND REVOCABILITY OF PROXY

GENERAL

     The Board of Directors of IOMED, Inc. ("us" or "we") is soliciting the enclosed proxy for use at our 1999 Annual Meeting of Shareholders. This meeting will be held on November 19, 1999, at 10:00 a.m. (Mountain Standard Time) or at any adjournment(s) thereof. The Annual Meeting will be held at the Little America Hotel, located at 500 South Main Street, Salt Lake City, Utah 84101.

     These proxy solicitation materials, form of proxy and the Annual Report to shareholders for the fiscal year ended June 30, 1999 (the "Last Fiscal Year"), including financial statements, were first mailed to all shareholders entitled to vote at the Annual Meeting on or about October 15, 1999.

RECORD DATE AND VOTING SECURITIES

     Our only authorized voting security is common stock, no par value per share. Shareholders of record as of October 1, 1999 (the "Record Date"), are entitled to receive notice of, and to vote at, the Annual Meeting. At the Record Date, 6,507,744 shares of common stock were outstanding.

REVOCABILITY OF PROXIES

     You may revoke any proxy you give pursuant to this solicitation at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. However, please note that attendance at the Annual Meeting in and of itself will not constitute a revocation of any proxy you grant.

VOTING AND SOLICITATION

     Each shareholder is entitled to one vote for each common share held as of the Record Date. Shareholders will not be entitled to cumulate their votes in the election of directors.

     We will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies are being solicited primarily by mail, but our directors, officers and regular employees may also solicit proxies personally, by telephone, facsimile or by special letter.

QUORUM AND ABSTENTIONS; BROKER NON-VOTES

     The Inspector of Elections will tabulate votes cast by proxy or in person at this meeting. The Inspector will also determine whether or not a quorum is present. In general, Utah law provides that a quorum consists of a majority of shares which are entitled to vote at the meeting. Except in certain specific circumstances, the affirmative vote of a majority of shares present (in person or represented by proxy) at a duly held meeting at which a quorum is present is required under Utah law for approval of proposals presented to shareholders.

     The Inspector will treat shares that are voted WITHHELD or ABSTAIN as being present and entitled to vote for purposes of determining the presence of a quorum, but are not counted as votes FOR or AGAINST any matter. If a returned proxy is not marked as to a particular proposal, the proxy will be voted FOR the proposal, or, as the proxy holders deem advisable, on certain other matters that may properly come before the meeting. The proxy will not confer authority on the proxy holders to vote for the election of any director for which no bona fide nominee is named in this proxy statement

     If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("Broker Non-Votes"), those shares will not be considered as present with respect to that matter for purposes of determining if a quorum is present. We believe that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Utah concerning voting of shares and determination of a quorum.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS TO BE PRESENTED AT 2000 ANNUAL MEETING

     We must receive by no later than February 12, 2000, all shareholder proposals intended to be included in the proxy materials for consideration at the 2000 Annual Meeting of Shareholders. We suggest that you send to us all such proposals by certified mail, return receipt requested.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our directors, executive officers and persons owning ten percent of our common stock (collectively, "Reporting Persons") to file reports of ownership with the Securities and Exchange Commission (the "SEC"). Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed.

     Based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all Reporting Persons during fiscal year 1999 complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act, with the exception of Michael T. Sember, a member of the Board of Directors, whom, we believe, was delinquent in the filing of a report covering the issuance of options to purchase shares of common stock; Peter J. Wardle, a member of the Board of Directors, was delinquent in filing a report covering the purchase of common stock; Steven L. Hamilton, Vice President, Business Development, was delinquent in filing a report covering the purchase of common stock and a gift of common stock from a family member; and Timothy B. Lucas, National Sales Director, was delinquent in filing a report covering the issuance of options to purchase shares of common stock. We believe that each Reporting Person is now current in all reporting obligations.

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

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of October 1, 1999, for (i) each person who we know owns beneficially more than 5% of our common stock, (ii) each member of the Board of Directors, (iii) each Named Executive Officer (as defined below) and (iv) all directors and Named Executive Officers as a group:

                                                                 SHARES      APPROXIMATE
                                                              BENEFICIALLY   PERCENT OF
            NAME AND ADDRESS OF BENEFICIAL OWNER                OWNED(1)      TOTAL(2)
            ------------------------------------              ------------   -----------
5% SHAREHOLDERS
  Elan International Services, Ltd.(3)......................   2,204,358        29.4%
     102 St. James Court
     Flatts Smiths FL04 Bermuda
  Newtek Ventures...........................................     618,426         9.5%
     500 Washington Street, Suite 720
     San Francisco, CA 94111
  MBW Venture Partners, LP(4)...............................     610,687         9.4%
     350 Second Street, Suite 8
     Los Altos, CA 94022
  Laboratoires Fournier, S.C.A. ............................     368,498         5.7%
     42, rue de Longvic
     21300 Chenove France
DIRECTORS
  James R. Weersing(5)......................................      52,860           *
  John W. Fara, Ph.D.(6)....................................      16,248           *
  Michael T. Sember(7)......................................      10,000           *
  Steven P. Sidwell(8)......................................      16,207           *
  Peter J. Wardle(9)........................................      53,000           *
  Warren Wood(10)...........................................      13,354           *
NAMED EXECUTIVE OFFICERS
  Steven L. Hamilton........................................       3,900           *
  Robert J. Lollini(11).....................................      45,771           *
  W. Tim Miller(12).........................................      48,972           *
  Tim Lucas(13).............................................       6,788           *
  Executive officers and directors as a group (10
     persons)(14)...........................................     267,100         4.0%

---------------
  *  Less than 1%.

 (1) Unless otherwise indicated in these footnotes, or pursuant to applicable state community property laws, each shareholder has sole voting and investment power with respect to the shares beneficially owned.

 (2) Percentages are determined based upon 6,507,744 shares of common stock outstanding on September 1, 1999, together with any applicable convertible preferred stock, warrants and options convertible or exercisable within 60 days of September 1, 1999, for such shareholder.

 (3) Includes 893,801 shares of Series D non-voting convertible preferred stock, convertible into common stock on a share-for-share basis, and 104,166 common shares subject to outstanding warrants.

 (4) Includes 470,231 and 140,456 common shares held of record by MBW Venture Partners, LP and Michigan Investment Fund, LP, respectively, which are managed, and assumed to be controlled, by MBW Management, Inc.

 (5) Includes common shares held in the name of a revocable trust for which Mr. Weersing serves as co-trustee along with his spouse. Includes 10,000 common shares subject to options held by Mr. Weersing. Mr. Weersing is a general partner of MBW Management, Inc. and disclaims beneficial ownership of the shares beneficially owned by MBW Management, Inc. and its affiliates.

 (6) Includes 16,248 common shares subject to options held by Dr. Fara.

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

 (7) Includes 10,000 common shares subject to options held by Mr. Sember. Mr. Sember is an executive officer of Elan Corporation plc and disclaims beneficial ownership of shares owned beneficially by Elan International Services Ltd, a subsidiary of Elan.

 (8) Includes 16,207 common shares subject to options held by Mr. Sidwell.

 (9) Includes 10,000 common shares subject to options held by Mr. Wardle. Mr. Wardle is a general partner of Newtek Ventures, but disclaims beneficial ownership of the common shares held by Newtek Ventures.

(10) Includes 13,354 common shares subject to options held by Mr. Wood.

(11) Includes 38,515 common shares subject to options held by Mr. Lollini.

(12) Includes 45,278 common shares subject to options held by Mr. Miller.

(13) Includes 5,122 common shares subject to options held by Mr. Lucas.

(14) Includes 167,724 common shares subject to options.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Our Amended and Restated Articles of Incorporation divides the Board into three classes. Each year, the directors in one of these three classes are elected to serve a three-year term. The term for the class two directors, currently comprised of Dr. John W. Fara and Mr. Steven P. Sidwell, expire at this meeting. The Board has nominated Dr. Fara and Mr. Sidwell for reelection as directors in that class for the term expiring in 2002. We have included biographies for Dr. Fara and Mr. Sidwell below. If either nominee for director becomes unavailable for election, the vacancy shall be filled by a vote of a majority of the directors then in office.

     Unless otherwise directed by a proxy, the Chairman and Chief Financial Officer intend to vote the shares represented by proxies for all of the Board's nominees.

     The Board of Directors recommends a vote FOR the election of both nominees as a director.

NOMINEES FOR ELECTION AS DIRECTORS (TERM EXPIRES 2002)

     John W. Fara, Ph.D., age 57, has served as a director of the Company since 1992. Dr. Fara has served as the President, Chief Executive Officer and a Director of DepoMed, Inc., a publicly traded pharmaceutical company, since 1996. Dr. Fara also serves as a director of two other companies, LaFayette Pharma, Inc. and Cooke Pharma, Inc. From 1990 to 1996, Dr. Fara was President and Chief Executive Officer of Anergen, Inc., a biotechnology company. Dr. Fara received a Bachelor of Science degree in Biology from the University of Wisconsin and a Ph.D. in Physiology from the University of California, Los Angeles.

     Steven P. Sidwell, age 59, has served as a director of the Company since 1993. In July 1998, Mr. Sidwell joined Ansys, Inc. as Executive Vice President of Operations. Mr. Sidwell served as the Executive Vice President of SensorMedics, Inc., a cardiopulmonary diagnostic device manufacturer and a subsidiary of ThermoElectron, Inc. from 1996 to 1998. Mr. Sidwell served as the Vice President of Operations and as Executive Vice President for SensorMedics between 1991 and 1996. Mr. Sidwell received a Bachelor of Science degree in Chemical Engineering from Purdue University and an MBA from the Wharton School at the University of Pennsylvania.

DIRECTORS CONTINUING IN OFFICE (TERM EXPIRES 2001)

     Peter J. Wardle, age 64, has served as a director of the Company since 1987. Mr. Wardle has been a General Partner of Newtek Ventures, a venture capital company, since 1983. Mr. Wardle also serves as a director of Laser Diagnostic Technologies, a medical device company, Microbar, Inc., a software company, IES Technologies Corporation, a software company, and Sensys Instruments Corporation, a semiconductor company. Mr. Wardle received a Bachelor of Arts degree in History and Economics from Dartmouth College.

     Warren Wood, age 68, has served as a director of the Company since 1996. In 1996 Mr. Wood retired as Chairman of the Board of Directors, President and Chief Executive Officer of Cabot Medical Corporation, a medical device company, a position he held since 1983. Mr. Wood received a Bachelor of Science in Electrical Engineering from the University of Washington.

DIRECTORS CONTINUING IN OFFICE (TERM EXPIRES 2000)

     Michael T. Sember, age 49, has served as a director of the Company since May of 1997. Mr. Sember is Executive Vice President of Business Development for Elan. Prior to joining Elan, Mr. Sember was with Marion Merrell Dow, Inc. from 1973 to 1991. Mr. Sember also serves as a director of Acorda Therapeutics, Inc., Delsys Pharmaceutical Corp., and Bioject Medical Technologies. Mr. Sember received a Bachelor of Science degree from the University of Pittsburgh and an MBA from Rockhurst College.

     James R. Weersing, age 60, has served as acting President and Chief Executive Officer of the Company since November 1998, Chairman of the Company's Board of Directors since 1992, and has been a director of the Company since 1987. Mr. Weersing has been Managing General Partner of MBW Management, Inc., a venture capital firm, since 1983. Mr. Weersing also serves as a director of Ventana Medical Systems, Inc., a publicly traded medical diagnostics company. Mr. Weersing received a Bachelor of Science degree in Mechanical Engineering and an MBA degree from Stanford University.

OPERATION OF THE BOARD OF DIRECTORS

     Pursuant to Utah law, under which we are incorporated, our business, property and affairs are managed under the direction of the Board of Directors. During fiscal year 1999, there were six meetings of the Board. Each current director attended 75% or more of the aggregate of (i) the meetings of the Board held when he was a director and (ii) the meetings held by all Board committees on which he served, except Dr. John Fara, who attended 67% of the Board meetings.

COMMITTEES OF THE BOARD

     The Board of Directors has established three committees, the Executive Committee, Audit Committee, and Compensation Committee. Each of these committees is responsible to the full Board of Directors, and its activities are subject to approval of the Board. The Executive Committee is charged with overseeing our operations, and generally has all of the authority of the full Board, between regularly scheduled Board meetings. The Executive Committee is comprised of Messrs. Weersing and Wardle. The Audit Committee reviews the scope and results of the annual audit of our consolidated financial statements conducted by our independent accountants, the scope of other services provided by our independent accountants, proposed changes in our financial and accounting standards and principles, and our policies and procedures with respect to our internal accounting, auditing and financial controls. The Audit Committee also examines and considers other matters relating to our financial affairs and accounting methods, including the selection and retention of our independent accountants. The Audit Committee is comprised of Mr. Weersing, Dr. Fara and Mr. Sidwell. The Compensation Committee administers our compensation programs, reviews and recommends to the Board compensation arrangements for our senior management and directors, and performs such other duties as may from time to time be determined by the Board. In addition, the Compensation Committee is responsible for administering our stock option plans. The Compensation Committee is comprised of Mr. Weersing, Dr. Fara and Mr. Wardle. There are no interlocking relationships, as described by the Securities and Exchange Commission, between the Compensation Committee members.

DIRECTOR COMPENSATION

     Directors are not paid any cash compensation for attendance at directors' meetings or for attending or participating on any committee. Directors are reimbursed, however, for the reasonable out-of-pocket expenses they incur in connection with attendance at meetings. In addition, all non-employee directors are eligible to participate in our stock option plans. Non-qualified options to purchase shares of common stock have been granted to the directors as follows:
Dr. Fara (16,248 shares), Mr. Sember (10,000 shares), Mr. Sidwell

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(16,207 shares), Mr. Wardle (10,000 shares), Mr. Weersing (10,000 shares), and
Mr. Wood (14,166 shares). The option grants vest over periods ranging from immediately upon grant to 4 years. All such options are exercisable at an exercise price equal to the fair market value of the common stock on the date of grant (as adjusted for stock splits and similar transactions), and some are subject to certain vesting schedules. The number of shares subject to any such grants, and the exercise price(s) of the shares underlying those grants, are determined by the Compensation Committee and approved by the Board of Directors.

                                   PROPOSAL 2

                     AMENDMENT TO 1997 STOCK INCENTIVE PLAN

     We have adopted and approved two incentive compensation plans. Our 1988 Stock Option Plan (the "1988 Plan") was approved and adopted by the Board of Directors in April 1988 and was approved by the shareholders in November 1988. Our Share Incentive Plan (the "1997 Plan") was approved and adopted by the Board of Directors in October 1997 and was approved by the shareholders in November 1997. The 1988 Plan and the 1997 Plan (collectively, the "Plans") provide for grants to employees, officers, directors and consultants of both non-qualified stock options and "incentive stock options" (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")). The 1997 Plan also provides for the grant of certain other incentive compensation as set forth below. The purpose of the Plans is to attract and retain the best available personnel to the Company and to encourage stock ownership by the Company's employees, officers, directors and consultants in order to give them a greater personal stake in the success of the Company.

     Administration. The Compensation Committee administers the Plans and is responsible for determining the type, amount and terms of any consideration awarded to a recipient. Under the Plans, any options granted to a recipient are exercisable in accordance with the terms of the agreement governing the grant. If the option is an incentive stock option, those terms must be consistent with the requirements of the Code, as amended, and applicable regulations, including the requirement that the option price not be less than the fair market value of the common shares on the date of the grant. If the option is not an incentive stock option, the option price may be any price determined by the Compensation Committee.

     Changes in Capital Structure. The Plans provide that if the number of outstanding shares of our common stock is increased or decreased or changed into or exchanged for a different number or kind of securities by reason of any recapitalization, stock split, merger, consolidation, plan of exchange, sale of the Company or any similar transaction, then appropriate adjustment will be made by the Board to the type, amount and terms of any outstanding grants or awards and in the number and kind of shares available for future grants or awards under the Plans.

     Tax Consequences. Under federal income tax law currently in effect, the tax consequences vary significantly depending, among other things, on the type, amount and terms of any particular grant or award. Generally, to the extent that the recipient is deemed to have received taxable ordinary income, such income is subject to withholding taxes and the Company is entitled to a compensation expense deduction in the amount of the ordinary income.

     Under the 1988 Plan, options to purchase a total of 155,559 common shares have been exercised, options to purchase a total of 299,277 common shares at a weighted average exercise price of $4.93 per share are outstanding and no options remained available for future grants.

     Under the 1997 Plan, no options have been exercised, options to purchase a total of 568,100 common shares at a weighted average exercise price of $2.32 per share are outstanding and 744,400 options remained available for future grants or awards. A total of 1,312,500 common shares are reserved for issuance under the 1997 Plan, of which 312,500 have been previously approved by the Shareholders. The Board of Directors has adopted amendments to the 1997 Plan to increase the number of shares of common stock issuable under the plan from 312,500 to 1,312,500. Under the terms of the 1997 Plan, the Board may amend the plan at any time. Shareholder approval is required to the extent necessary or desirable to comply with Rule 16b-3 under the

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

Exchange Act, Section 422 of the Code or the Rules of the American Stock Exchange. This Proposal seeks Shareholder approval of these amendments.

     No option may be transferred by the optionee other than by will or the laws of descent and distribution. During the lifetime of an optionee, only the optionee may exercise an option. An option is exercisable on or after each vesting date in accordance with the terms set forth in the option agreement. Incentive options are exercisable only during the optionee's employment by the Company, and for a period of up to 90 days after the termination of the optionee's employment.

  Description of the 1997 Plan.

     Eligibility. All of our employees, officers and directors are eligible to participate in the 1997 Plan. Our non-employee agents, consultants, advisors and independent contractors are also eligible to participate. Currently there are approximately 75 employees, officers and directors eligible to participate in the 1997 Plan.

     The Share Incentive Plan is also administered by the Compensation Committee. Shares of common stock awarded under the 1997 Plan may be authorized and unissued shares or shares acquired in the market. If any award granted under the 1997 Plan expires, terminates or is cancelled, or if shares sold or awarded under the 1997 Plan are forfeited to or repurchased by us, the shares again become available for issuance under the 1997 Plan.

     In addition to incentive stock options and non-incentive stock options, the Compensation Committee may award other types of incentive compensation under the 1997 Plan. Such additional incentive compensation can include stock awards, stock appreciation rights (which entitle the holder of the right upon exercise thereof to receive payment from the Company of an amount equal in value to the excess of the fair market value of the Company's common stock on the date of exercise over the fair market value of the Company's common stock on the date of grant or, if granted in connection with an option, the option price per share under the option to which the stock appreciation right relates), cash bonuses, performance-based awards (which are intended to qualify as performance-based compensation under sec. 162(m) of the Code) and common stock which is subject to a purchase agreement between the Company and the prospective recipient.

     The 1997 Plan shall continue in effect until November 6, 2007, subject to earlier termination by the Board. The Board may suspend or terminate the 1997 Plan at any time.

     The Board determines the persons to whom options are granted, the option price, the number of shares to be covered by each option, the period of each option, the times at which options may be exercised and whether the option is an incentive stock option ("ISO"), as defined in Section 422 of the Code, or a non-statutory stock option ("NSO"). The Company does not receive any monetary consideration upon the granting of options.

  Increase in Number of Shares Authorized for Issuance.

     As noted above, the Board has adopted amendments to the 1997 Plan to increase the number of shares of common stock issuable thereunder from 312,500 to 1,312,500, an increase of 1,000,000 shares. This Proposal seeks your approval of these amendments.

     The Board believes that the number of shares of common stock currently available under the 1997 Plan may be insufficient in light of the anticipated continued growth in our operations. Further, the Board believes that increasing the number of shares reserved for issuance under the 1997 Plan is necessary to permit us to remain competitive in the industry in order to continue to attract and retain qualified employees by providing them with appropriate equity incentives. For this reason, the Board has determined that it is in the Company's best interests to increase the number of shares available for issuance under the 1997 Plan.

     The Board of Directors recommends a vote FOR the amendment to the 1997
Plan.

                                   PROPOSAL 3

                     APPOINTMENT OF INDEPENDENT ACCOUNTANT

     The Board has selected Ernst & Young LLP, independent public accountants, to audit our financial statements for fiscal year ending June 30, 2000.

     The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our auditors for the fiscal year ending June 30, 2000.

                                   MANAGEMENT

EXECUTIVE OFFICERS

     James R. Weersing, age 60, has served as acting President and Chief Executive Officer of the Company since November 1998, Chairman of the Company's Board of Directors since 1992, and has been a director of the Company since 1987. Mr. Weersing has been Managing General Partner of MBW Management, Inc., a venture capital firm, since 1983. Mr. Weersing also serves as a director of Ventana Medical Systems, Inc., a publicly traded medical diagnostics company. Mr. Weersing received a Bachelor of Science degree in Mechanical Engineering and an MBA degree from Stanford University.

     Steven L. Hamilton, age 48, joined the Company in November 1998 and presently serves as Vice President, Business Development. Mr. Hamilton has held business development positions at large pharmaceutical companies and at smaller start-up companies. He was with Baxter International from 1986 through 1994, where his work resulted in the addition of 10 new products in addition to divesting Baxter of several non-strategic businesses. As Vice President, Business Development at Magainin Pharmaceuticals from 1994 through 1996, a development-stage company, Mr. Hamilton was instrumental in laying the groundwork for several strategic partnerships with large pharmaceutical companies. Mr. Hamilton holds a Bachelor of Science degree in Pharmacy from the University of Utah and an MBA from Northwestern University's Kellogg School of Management.

     Robert J. Lollini, age 45, has served as Vice President, Finance, Chief Financial Officer and Secretary since joining the Company in 1993. Mr. Lollini also serves as Vice President, Secretary and Treasurer, Dermion, a wholly owned subsidiary of the Company. Between 1989 and 1992, Mr. Lollini worked for R.P. Scherer Corporation, an international drug delivery company, as Vice President, Finance, Chief Financial Officer and Secretary, and between 1981 and 1989, as its Corporate Controller and Chief Accounting Officer and in various other management capacities. Between 1978 and 1981, Mr. Lollini was with the accounting firm of Arthur Andersen & Co. Mr. Lollini is a Certified Public Accountant and received a Bachelor of Arts degree in Accounting from Michigan State University and an MBA in Finance/Economics from the University of Detroit.

     W. Tim Miller, age 48, has served as Executive Vice President, Sales and Marketing and General Manager, Clinical Systems since joining the Company in 1994. Between 1991 and 1994, Mr. Miller was the President and Chief Executive Officer of Sharpe Endosurgical Corporation, a company that designs, manufactures, and markets specialty endosurgical instruments. From 1990 to 1991, Mr. Miller was a partner in Kansas Creative Devices, a medical device design firm. Between 1986 and 1990, Mr. Miller was a Vice President and General Manager of the Diagnostics Division of Marion Laboratories, where he led the sales efforts for a variety of diagnostic products including the 10 Minute Strep Throat ID System. Prior to 1986, Mr. Miller held senior sales and marketing positions with American Home Products Corporation and American Hospital Supply Corporation. Mr. Miller previously served as a director of the American Social Health Association and the Biomedical Marketing Association. Mr. Miller received a Bachelor of Science degree in Life Science from the University of Southern Indiana.

     Timothy B. Lucas, age 36, joined the Company in 1991 and presently serves as the Director of National Sales for the Company's products. From 1989 to 1991, Mr. Lucas served in various national and regional sales capacities with the Nortech Division of Medtronic, Inc., a manufacturer of external neuromuscular stimula-tors. Prior to joining Medtronic, Mr. Lucas was a Field Sales Manager with SePro Healthcare, Inc., a manufacturer of orthopedic products. Mr. Lucas received a Bachelor of Science degree in Marketing from York College of Pennsylvania.

     Ned M. Weinshenker, Ph.D., age 56, resigned as the Company's President and Chief Executive Officer effective September 18, 1998.

     Thomas M. Parkinson, Ph.D., age 63, resigned as Vice President, Research and Development of the Company effective December 31, 1998.

SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation paid to or earned by our Chief Executive Officer and the four other most highly compensated executive officers whose total salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers") during the fiscal years ended June 30, 1998, 1997 and 1996:

                                                                                          LONG TERM
                                                    ANNUAL COMPENSATION              COMPENSATION AWARDS
                                            ------------------------------------   -----------------------
                                                                      OTHER        RESTRICTED     AWARDS
                                                                     ANNUAL          STOCK      UNDERLYING
    NAME AND PRINCIPAL POSITION      YEAR    SALARY     BONUS    COMPENSATION(1)     AWARDS      OPTIONS
    ---------------------------      ----   --------   -------   ---------------   ----------   ----------
James R. Weersing..................  1999   $188,000   $    --       $    --          --          10,000
  Acting President and Chief
  Executive                          1998         --        --            --          --              --
  Officer; Chairman of the Board(2)  1997         --        --            --          --              --
W. Tim Miller......................  1999   $163,000   $32,000       $11,500(3)       --         100,000
  Executive Vice President, Sales
  and                                1998    163,000        --        11,000(3)       --              --
  Marketing; General Manager,        1997    152,000    25,000        11,000(3)       --              --
  Clinical Systems
Steven L. Hamilton.................  1999   $ 82,000   $14,500       $ 4,000          --         150,000
  Vice President, Business           1998         --        --            --          --              --
  Development(4)                     1997         --        --            --          --              --
Robert J. Lollini..................  1999   $160,000   $20,000       $ 5,200          --         100,000
  Vice President, Finance, Chief     1998    160,000        --         5,000          --              --
  Financial Officer and Secretary    1997    145,000    25,000         5,000          --              --
Timothy B. Lucas...................  1999   $129,600   $19,500       $13,300(5)       --          10,000
  Director of National Sales         1998    124,000    17,600        12,000(5)       --              --
                                     1997    119,000    16,000        12,000(5)       --              --
Ned M. Weinshenker, Ph.D...........  1999   $ 50,800   $    --       $ 1,200          --              --
  Former President, Chief Executive  1998    199,000        --         5,000          --              --
  Officer and Director(6)            1997    189,000    25,000         5,000          --              --
Thomas M. Parkinson, Ph.D..........  1999   $179,000   $    --       $ 3,300          --          25,000
  Former Vice President, R&D;        1998    123,000        --         3,000          --              --
  and General Manager, Dermion(7)    1997    115,000    25,000         5,000          --              --

---------------
(1) Represents medical and dental insurance and premiums on group term life insurance.

(2) In November 1998, the Board of Directors appointed Mr. Weersing acting President and Chief Executive Officer pending the appointment of a successor to Dr. Weinshenker.

(3) Includes principal and interest payment of $6,000 due on a $25,000 bridge loan made by the Company to Mr. Miller in connection with his relocation, and which was forgiven by the Company.

(4) Mr. Hamilton joined the Company in November 1998.

(5) Includes automobile reimbursement of $7,000.

(6) Dr. Weinshenker resigned as both an executive officer and a director of the Company effective September 18, 1998.

(7) Dr. Parkinson resigned from the Company effective December 31, 1998, and continues to provide services under a consulting agreement. Dr. Parkinson's compensation includes salary, $56,800 in severance pay, and $56,200 in consulting fees. The options were granted pursuant to the consulting agreement.

STOCK OPTION GRANTS

     The following stock options were granted to the Named Executive Officers during the fiscal year ended June 30, 1999.

                                                  INDIVIDUAL GRANTS(1)
                                               ---------------------------                POTENTIAL REALIZABLE
                                               % OF TOTAL                                   VALUE AT ASSUMED
                                  NUMBER OF      OPTIONS                                  ANNUAL RATES OF STOCK
                                 SECURITIES    GRANTED TO                                  PRICE APPRECIATION
                                 UNDERLYING     EMPLOYEES      EXERCISE                    FOR OPTION TERM(2)
                                   OPTIONS      IN FISCAL        PRICE       EXPIRATION   ---------------------
             NAME                GRANTED(#)      YEAR(3)     ($/SHARE)(4)       DATE         5%          10%
             ----                -----------   -----------   -------------   ----------   ---------   ---------
James R. Weersing..............     10,000         1.85%         $2.25        11/20/08    $ 14,150    $ 35,859
W. Tim Miller..................    100,000        18.52%          2.25        11/20/08     141,501     358,592
Steven L. Hamilton.............    150,000        27.78%          2.25        11/20/08     212,252     537,888
Robert J. Lollini..............    100,000        18.52%          2.25        11/20/08     141,501     358,592
Timothy B. Lucas...............     10,000         1.85%          2.31        05/20/09      14,527      36,815
Thomas M. Parkinson,
  Ph.D.(5).....................     25,000         4.63%          2.50        02/18/09      39,306      99,609

---------------
(1) The options reflected in this table were all granted under the Company's 1997 Share Incentive Plan (the "Plan"). The date of grant is 10 years prior to the expiration date listed.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future common stock price.

(3) Based on an aggregate of 540,000 options granted to employees of the Company in fiscal 1999.

(4) Exercise price is the fair market value on the date of grant as determined in accordance with the Plan.

(5) Dr. Parkinson resigned effective December 31, 1998. The options were granted pursuant to a consulting agreement.

FISCAL YEAR-END OPTION VALUES

     The following table provides information regarding the number and value of options held by the Named Executive Officers on June 30, 1999. No options were exercised by the Named Executive Officers during fiscal 1999.

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING OUTSTANDING       VALUE OF OUTSTANDING IN-
                                                      OPTIONS AT FISCAL           THE-MONEY OPTIONS AT
                                                         YEAR-END(#)              FISCAL YEAR-END($)(1)
                                                 ---------------------------   ---------------------------
                     NAME                        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                     ----                        -----------   -------------   -----------   -------------
James R. Weersing..............................    10,000              --            --         --
W. Tim Miller..................................    44,848         102,026            --         --
Steven L. Hamilton.............................        --         150,000            --         --
Robert J. Lollini..............................    37,650         104,015            --         --
Timothy B. Lucas...............................     4,742          11,507            --         --
Ned M. Weinshenker, Ph.D.(2)...................    49,858              --        $  281         --
Thomas M. Parkinson, Ph.D.(2)..................    32,980          25,000         1,781         --

---------------
(1) Value is based on the closing sale price of the common stock as of the last business day of the fiscal year, June 30, 1999, ($2.25), minus the exercise price.

(2) Drs. Weinshenker and Parkinson resigned from the Company effective September 18 and December 31, 1998, respectively.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Compensation Program

     The objectives of our executive compensation program are to align compensation with business objectives and individual performance, and to enable us to attract, retain and reward highly qualified executive officers who contribute to our long-term success. To ensure that compensation is competitive, we compare our compensation practices with those of comparable pharmaceutical products companies and other relevant U.S. companies in a similar stage of development. The annual compensation for our executive officers currently consists of three elements: salary, incentive bonus and equity participation. Executive officers are also entitled to participate in the same medical and other benefit plans available to our employees.

     Annual salaries and incentive bonuses for executive officers are determined based upon corporate and individual performance. While industry-wide practices are deemed to be important indicators of appropriate compensation levels, the Compensation Committee believes the most important considerations in setting an executive's base salary and incentive bonus are individual and corporate performance.

     Corporate performance is evaluated by reviewing the extent to which we meet strategic and business planning goals and objectives. Individual performance is evaluated by reviewing attainment of specific individual objectives and the degree to which teamwork and our values are fostered. Incentive bonuses are discretionary and based upon the achievement of functional, departmental and corporate goals as well as individual performance. The Compensation Committee evaluates the achievement of the annual goals and objectives established for the executive officers and their contribution to us on an annual basis.

     Equity participation has traditionally been in the form of stock option awards. Such awards are designed to promote the integration of the long-term interests of our employees, including our executive officers, and our shareholders, and to assist in the retention of executives. The size of option grants is generally intended by the Compensation Committee to reflect the employee's position with us and his actual or potential contributions to us in relation to his overall compensation. The Compensation Committee believes that stock options have been and remain an excellent vehicle for compensating our employees. Because the exercise price of a stock option is generally the fair market value of the stock on the date of grant, employees recognize a gain only if the value of the stock increases. Thus, employees with stock options are rewarded for their efforts to improve the long-term value of the shares of our common shares. All stock option awards are approved by the Compensation Committee. Stock options are used to reward substantially all of our employees, and not just our executive officers.

     In determining the total compensation of Mr. Weersing for fiscal 1999, the Compensation Committee considered numerous factors, including Mr. Weersing's experience, his role in managing our strategic direction, progress on our research and product development programs, his oversight in achieving commercial operating objectives, and his continued management responsibilities as our Chairman and acting President and Chief Executive Officer.

  Compliance with Internal Revenue Code Section 162(m)

     The Compensation Committee has not yet adopted a policy on amendments to
Section 162 of the Internal Revenue Code of 1986, as amended, which disallow deductions for compensation in excess of $1 million for certain executives of public companies. We believe that the compensation expected to be paid during fiscal year 2000 is below the compensation limitation.

Respectfully Submitted,

John W. Fara          Peter J. Wardle          James R. Weersing

                         SHAREHOLDER PERFORMANCE GRAPH

     The following graph shows a comparison of the cumulative total shareholder return on our common stock with the cumulative total return on the Nasdaq Stock Market (US Companies) and the Nasdaq Total Return Index for Pharmaceutical Stocks over the period beginning April 23, 1998 (the date of our initial public offering) through the fiscal year ended June 30, 1999. The comparison assumes that on April 27, 1998, $100 was invested in our common stock and in each of the foregoing indices and, where applicable, assumes reinvestment of dividends. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.
PERFORMANCE GRAPH

                                                                                  NASDAQ STOCK                   NASDAQ
                                                       IOMED, INC.                MARKET (U.S.)              PHARMACEUTICAL
                                                       -----------                -------------              --------------
4/27/98                                                    100                         100                         100
6/98                                                        68                         104                          99
9/98                                                        22                          94                          94
12/98                                                       29                         122                         124
3/99                                                        30                         136                         136
6/99                                                        30                         149                         139

---------------
* $100 INVESTED ON 4/27/98 IN STOCK OR INDEX, INCLUDING REINVESTMENT

     The information contained in the Stock Performance Graph should not be deemed to be "soliciting material", nor should such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate it by reference into such filing.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In March 1997, we entered into agreements with Elan, an international developer and manufacturer of advanced drug delivery technologies, and certain of its affiliates. The agreements provide us with exclusive, worldwide licenses to certain of Elan's iontophoretic drug delivery technology, including over 250 issued and 47 pending United States and foreign patents, as well as a significant body of know-how and clinical study results. We acquired the Elan technology by issuing two promissory notes, a $10.0 million note and a $5.0 million note (the "Elan Notes"). Concurrently with the closing of our initial public offering in April 1998, we repaid the Elan Notes and Elan purchased, in a private placement transaction, 1,206,391 shares of common stock and 893,801 shares of Series D Preferred Stock. Mr. Sember is an executive officer of Elan and serves as a member of the Board of Directors.

                             ADDITIONAL INFORMATION

     A copy of our Annual Report on Form 10-K, including financial statements, for the fiscal year ended June 30, 1999, is being furnished to you with this proxy statement. A portion of the information set forth in the Form 10-K was incorporated by reference from this Proxy Statement. We will mail an additional copy, without charge, to you upon written request. Requests should be sent to Lippert/Heilshorn & Associates, Inc., 800 Third Avenue, New York, NY 10022.

                                 OTHER MATTERS

     We do not know of any other matters to be submitted at the meeting. If any other matters properly come before the meeting it is the intention of the persons named in the accompanying form of proxy, to the extent authorized, to vote the shares they represent as the Board of Directors may recommend.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /S/ JAMES. R. WEERSING
                                          James R. Weersing
                                          Chairman

Dated: October 1, 1999

                                   IOMED, INC.

                         ANNUAL MEETING OF SHAREHOLDERS

                                NOVEMBER 19, 1999

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF IOMED, INC.

        The undersigned shareholder of IOMED, Inc. (the "Company") hereby appoints Robert J. Lollini and James R. Weersing, and each of them with full power of substitution to each, the true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all of the common shares of the Company held of record by the undersigned on October 1, 1999, at the Annual Meeting of Shareholders of the Company to be held at the Little America Hotel, 500 South Main Street, Salt Lake City, Utah, on Friday, November 19, 1999, at 10:00 a.m., Mountain Standard Time, and any adjournment thereof.

PROPOSAL 1. Election of the following nominees as Directors of the Company, to serve a term of three years or until their successors are duly elected and qualified: John W. Fara, Ph.D. Steven P. Sidwell

            [ ] FOR              [ ] WITHHOLD AUTHORITY to vote for all nominees

            (Instruction: To withhold authority to vote FOR any individual nominee, strike a line through the nominee's name in the list above.)

PROPOSAL 2. Approval of amendment to Company's 1997 Share Incentive Plan to increase the number of shares reserved for issuance.

            [ ]  FOR             [ ] AGAINST              [ ] ABSTAIN

            Continued and to be dated and signed on the reverse side

PROPOSAL 3. Ratification of the appointment of Ernst & Young LLP as the
            Company's auditors for the fiscal year ending June 30, 2000.

            [ ]  FOR             [ ] AGAINST              [ ] ABSTAIN

GENERAL. To act upon any other business that may properly come before the meeting and any adjournment thereof.

            [ ]  FOR             [ ] AGAINST              [ ] ABSTAIN

         PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY, USING THE ENCLOSED
                         ENVELOPE. NO POSTAGE REQUIRED.

                                        THIS PROXY, WHEN PROPERLY EXECUTED, WILL
                                        BE VOTED IN THE MANNER DIRECTED HEREIN
                                        BY THE UNDERSIGNED SHAREHOLDER IF NO
                                        DIRECTION IS MADE, THIS PROXY WILL BE
                                        VOTED FOR THE PROPOSALS.

                                                      Signature

                                                      Signature

                                        (Please sign exactly and as fully as
                                        your name appears on your stock
                                        certificate. If shares are held jointly, each shareholder must sign.)

                                        DATED:                            , 1999

 Receipt of the Proxy Statement, dated October 1, 1999, is hereby acknowledged.